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                     FOUNDRY VENTURE AGREEMENT

     This Foundry Venture Agreement ("Foundry Venture Agreement") is entered into as of September 29, 1995, by and between Cirrus Logic, Inc., a corporation with its headquarters in California ("Cirrus") and United Microelectronics Corporation, a corporation organized under the laws of the Republic of China ("UMC").
     Cirrus understands that UMC is in discussions with others who are interested in participating in FabVen. Cirrus agrees that UMC may commit to such others (collectively referred to in this Foundry Venture Agreement as "OtherVen") in such amounts as UMC deems appropriate, subject to the commitments made to Cirrus hereunder, and provided further that each OtherVen must commit in writing to comply with and be bound by this Foundry Venture Agreement as if specifically named as a Venturer herein. Notwithstanding such OtherVen, Cirrus will be fully bound by and is committed to the terms of this Foundry Venture Agreement.
     Cirrus, OtherVen and UMC (collectively "the Venturers") agree:

1.   PURPOSE AND FORMATION OF VENTURE

1.1 Subject to the Technology Transfer and License Agreement and the Foundry Capacity Agreement referred to in paragraphs 3 and 5 below (collectively, the "Venture Agreements"), the Venturers each commit to form and invest in a corporation to be formed under the laws of the Republic of China ("R.O.C.") for purposes of engaging in the business of providing integrated circuit foundry services, making and selling integrated circuits in wafer, die and packaged form as generally described in the FabVen Business Plan referred to in paragraph 1.4 below.

1.2 UMC will arrange the formalities of submission to the Administration of the Science Based Industrial Park for approval of and then for incorporation of the corporation contemplated under this Foundry Venture Agreement, using a name mutually agreeable to the Venturers (for purposes of this Foundry Venture Agreement, the corporation contemplated under this Foundry Venture Agreement shall be referred to as "FabVen."). All reasonable expenses, up to a maximum of USD [*] (exclusive of fees to be paid to the government), incurred by UMC pursuant to this paragraph 1.2 with respect to such incorporation shall be subject to reimbursement by FabVen if the FabVen shares contemplated under Paragraph 4 are not issued to UMC as described below.

1.3 Subject to the terms of the Venture Agreements, FabVen shall engage in the business of foundry services, and develop and improve processing and manufacturing techniques in order to improve its competitiveness in the foundry area.

1.4 UMC will submit to the Science Based Industrial Park a written business plan (the "FabVen Business Plan") for the operations and for the capital structure and expenditures of FabVen; this FabVen Business Plan is subject to approval by the Administration of the Science Based Industrial Park; and, subject to the conditions of confidentiality in Paragraph 9.7 below, will
be made available to the Venturers.   As part of the FabVen
Business Plan, the Venturers contemplate FabVen will apply for "tax holiday" and/or other favorable tax treatment under R.O.C. law.

2.   INITIAL OPERATIONS

2.1 The Venturers generally contemplate the Building and Construction Schedule for FabVen as shown in Attachment A and the Production and Business Schedule for FabVen as shown in Attachment B.

2.2 Under mutually agreeable written terms to be negotiated between UMC and FabVen, FabVen shall lease from UMC the land generally described in Attachment C, and commonly known as UMC's Module C, located at No. 3 Li-Hsin Road Science Based Industrial Park, Hsin Chu City, Taiwan, R.O.C.
     (a) The Venturers contemplate that except as agreed by them in writing, the terms of this lease will be at the market rate which would be negotiated between a lessor and lessee dealing with one another at arms length in the context of an independent lease and not based on some other business relationship.
     (b) Without limiting the foregoing, any and all services and supplies (including without limitation power, water, gas and/or materials) will not be part of such lease, and will be the subject of such terms as may be negotiated by FabVen.
     (c) The lease term for Module C will be for an initial period of five years, and FabVen will have the right to extend the lease for up to two additional five year periods under terms to be stated in the lease agreement. FabVen will occupy the land for this Module as its principal place of business, and will utilize this land for its production facility.

2.3 The Venturers shall each cooperate to build out this land as FabVen's production facility as quickly and efficiently as commercially reasonable, provided however that this Paragraph 2.3 shall not impose any obligation to provide additional funding beyond that expressly required under this Foundry Venture
Agreement.

3.   TECHNOLOGY TRANSFER AND MANAGERIAL SUPPORT
     Promptly after FabVen's formation, UMC and FabVen will enter into a mutually agreeable Technology Transfer and License Agreement pursuant to which UMC will transfer to FabVen for use in FabVen facilities the Licensed Process (as defined in the Technology Transfer and License Agreement) and related manufacturing know-how. The execution of the Technology Transfer and License Agreement is an essential aspect of the relationship contemplated under this Foundry Venture Agreement.

4.   INVESTMENT COMMITMENTS & STOCK PURCHASE AND SHAREHOLDER
AGREEMENTS & REPRESENTATION ON BOARD OF DIRECTORS

4.1  The Venturers will purchase shares in FabVen as follows:
     (a)  The total capital of FabVen shall be USD  $1 Billion:
USD $600 million will be by investment in standard shares, and, as may be approved by the FabVen board of directors, USD $400 million (plus any other additional capital required) will be by way of participation in UMC credit facilities and/or bank loans, and/or will be by way of other debt and/or equity to the extent such other debt and equity is approved in writing by each of the Venturers. Notwithstanding anything to the contrary, (i) UMC shall not be required to provide participation on behalf of FabVen in UMC's credit facilities in any amount in excess of USD $400 million, and (ii) provided further that, to the extent demanded by the lender and subject to the requirements of the law, UMC shall guarantee such bank loans made directly to FabVen but only so long as and to the extent that the total FabVen capital financed by way of participation in credit facilities, bank loans, debt and/or such other equity (excluding the investment stated in the table of paragraph 4.1(b) below) is less than and/or equal to USD $410 million.
     (b) The Venturers will invest according to the following table:


Standard share % $ investment represented by standard share (USD millions)
Technical share %

Cirrus 15% $90M 0%

OtherVen TBD% $TBD 0%

UMC, UMC Affiliates* FabVen employees, UMC employees** & R.O.C.
financial institutions 40% $240M 15%

Total shareholding 85% $510M 15%
*For purposes of this Foundry Venture Agreement, "UMC Affiliates" shall mean those entities: (i) nominated by UMC and approved by the Venturers in writing, (ii) which UMC directly and/or indirectly controls, and/or (iii) in which UMC directly or indirectly owns a majority interest. **UMC employees who intend to become (and who later become) regular employees of FabVen will be among the FabVen shareholders pursuant to this table. The UMC employees and the eligible FabVen employees shall be required to pay the value shown in this table for their standard shares.
     (c)  The Venturers shall pay in cash for their standard
shares as follows:
   (i)    twenty-five percent (25%) to be paid in full on the
later of September 15, 1995, or when the    appropriate
governmental approvals for the formation of FabVen have been
obtained;    (ii)   fifty percent (50%) to be paid in full on or
before the start of clean room construction; and    (iii)  the
remainder, twenty-five percent (25%), to be paid in full on or
before the start of fab production    ramp-up.
    (d) Subject to the requirements of law and pursuant to the applicable statutory and regulatory rules, the standard shares of the Venturers, of the UMC Affiliates, of the UMC employees, and of the FabVen employees as shown in paragraph 4.1(b) above shall vest upon payment for the shares involved; UMC's technical shares shall vest upon completion of first silicon for any process licensed from UMC having feature sizes of 0.35u or less; the shares of UMC Affiliates (to the extent fully paid) shall be issued as UMC requests; and the shares of UMC and UMC Affiliates shall be transferrable amongst UMC and UMC Affiliates without the necessity of FabVen's, Cirrus's, and/or OtherVen's prior written consent.
    (e) The Venturers' shares shall be common stock, and, to the fullest extent allowable under the law, will be registered in any public offering by FabVen, provided that with respect to such shares, each Venturer (and all UMC Affiliates holding such shares) must follow and comply with all requirements of R.O.C. law and of the Taiwan Securities and Exchange Commission and of the Taiwan Securities Exchange, including, without limitation, with respect to stand-still, lock-up, and/or other requirements.
    (f) Until FabVen completes a successful offering of its shares on a recognized securities exchange, the shares of the Venturers (and of UMC Affiliates holding such shares) in FabVen will not be transferable in any manner whatsoever except with the written consent of the Venturers, provided however that any Venturer may transfer its entire right, title and interest in FabVen (including its proportionate right of first refusal for foundry capacity, the "Foundry Rights") and other rights under the Foundry Venture Agreement and/or Venture Agreements:
 (i) once but only to the extent and only as part of a transfer of all or substantially all of the assets, business and/or ownership of that Venturer to a transferee subject, with respect to the Foundry Rights, to the terms of paragraph 4.1(f)(iii) below;
and/or   (ii) once to or between itself and any of its
subsidiaries in which, at the time of such transfer, the
transferring Venturer owns at least 50%.   Notwithstanding
anything to the contrary:
 (iii) the Foundry Rights when and if transferred pursuant to Paragraph 4.1(f)(i) above shall only be exercisable with respect to the manufacture of products which the transferring Venturer at the time of such transfer was selling, was designing (as reflected in contemporaneous documents) or was contemplating designing and selling (as demonstrated in its then written business plan(s)), and all future revisions and more highly
integrated versions of such products.   (iv) if prior to the
completion of a public offering of FabVen securities on a recognized securities exchange, any Venturer (or UMC Affiliate holding such shares) wishes and/or attempts to transfer its shares in FabVen (other than as allowed by Paragraph 4.1(f)(i) and/or 4.1(f)(ii)) pursuant to any Court or other order or law, or as a result of any nonconsensual action by any authority with jurisdiction, the shares involved will be subject to a right of
first refusal as follows:        (aa)       the other Venturers
(the "eligible other Venturers") will have the right to
purchase the shares involved at their then fair market value as
determined by a mutually       agreeable independent appraiser;
          (bb)  each such eligible other Venturer will have the
right to purchase such shares on       a pro rata basis as
determined by the ratio of their respective shareholding
percentages       (which, absent any previously permitted
transfers, would be as shown in the table in       Paragraph
4.1(b) above);             (cc)  if any such eligible other
Venturer elects not to exercise any portion or all of       such
right of first refusal within 30 days of the independent
appraisal, such portion of such       right of first refusal will
be subject to exercise by the other eligible other Venturer, and
the       shares involved will be subject to a right of such other
eligible other Venturer to purchase       on the same terms as
outlined above; and             (dd)  if the other eligible other
Venturer does not commit to purchase such shares       within 60
days of the independent appraisal, all rights under this Paragraph
4.1(f)(iv) will       expire as to such unpurchased shares.
         (g) Subject to the requirements of and to the extent permissible under R.O.C. law, to the extent that FabVen wishes to offer any equity beyond the USD $600 million referred to in Paragraph 4.1(a) above, each Venturer shall have the right of first refusal to participate in such offering in proportion to its then current respective shareholding.

4.2 The parties shall in good faith after execution of this Foundry Venture Agreement enter into negotiations regarding audit and information rights to be provided to the Venturers, in order to, among other things, make timely public disclosure of information about FabVen's profits, losses, and/or other financial information reasonably required, in the view of such Venturer's counsel and accountants, to be disclosed separately, in conjunction with, or consolidated into, such Venturer's public quarterly, annual and/or other reports. Such rights shall at a minimum be sufficient for such Venturers to timely comply with their public reporting obligations, but shall not require FabVen to pay for and/or incur the expenses of such matters. In the event the parties do not reach agreement on such rights by December 15, 1995, the extent of such rights will be decided conclusively by Price Waterhouse & Co. (Taipei office) and a nationally recognized independent accounting firm nominated by Cirrus and OtherVen. If the aforesaid accounting firms fail to decide such rights by January 30, 1996, the matter shall be resolved by binding arbitration on an expedited basis.

5.  FOUNDRY CAPACITY & COMMITMENTS
    Each Venturer's obligations under Paragraphs 1 to 5 of this Foundry Venture Agreement shall be conditioned upon entry by the Venturer into a Foundry Capacity Agreement with FabVen (the "Foundry Capacity Agreement") and none of the obligations of the Venturer or of FabVen under those sections shall be binding until
such time as it enters such a Foundry Capacity Agreement.   The
terms of the Articles of Incorporation and Bylaws of FabVen shall be consistent with the terms of this Foundry Venture Agreement, and the Venture Agreements.

6.  TERMINATION OF RIGHTS & PRIVILEGES
6.1 Subject to Paragraph 6.2 below, any one or more of the Venturers and/or FabVen (collectively "the Parties") shall have the right to terminate the rights of any other Party under this Foundry Venture Agreement and/or the Venture Agreements by giving written notice of termination to that other Party at any time upon or after:
    (a) the filing by the other Party of a petition in bankruptcy or insolvency;
    (b) any adjudication that the other Party is bankrupt or insolvent;
    (c) the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;
    (d) the appointment of a receiver for all or substantially all of the property of the other Party;
    (e) the making by the other Party of any assignment for the benefit of creditors; or,
    (f) the institution of any proceeding for the liquidation or winding up of the other Party's business or for the termination of its corporate charter.
Notwithstanding anything to the contrary, no termination under this Paragraph 6.1 as to such other Party shall affect the rights of any other Venturer under this Foundry Venture Agreement and/or the Venture Agreements.

6.2 (a) Termination pursuant to Paragraph 6.1 above shall be effective immediately upon delivery of the written notice, or in the case of airmail notice, four days after dispatch, pursuant to Paragraph 8 below.
    (b) Upon termination as to a Venturer under Paragraph 6.1 above, any shares held by that Venturer shall be subject to purchase by the remaining Venturers pursuant to Paragraph 4.1(f)(iv) above.
    (c) Except as permitted in paragraph 4.1(f), no Venturer may transfer its interest or right in FabVen in any manner to any competitor of UMC or to any entity in the business of fabricating integrated circuits except under terms (i) in which such Venturer first relinquishes and releases all rights to FabVen capacity under this and any and all other agreements, and (ii) in which such entity and/or competitor expressly consents in writing that they have no such interest or right to such capacity.

6.3 FabVen will undertake its reasonable best efforts to implement the Technology Road Map attached as Attachment B, and to achieve the goals described in the FabVen Business Plan. In addition, and subject to the terms of this Foundry Venture Agreement and the Venture Agreements, FabVen will cooperate with each Venturer in a commercially reasonable manner to qualify products of such Venturer under the processes involved.

7.  DISPUTE RESOLUTION
7.1 The Venturers and FabVen shall cooperate and attempt in good faith to resolve any and all disputes arising out of and/or relating to this Foundry Venture Agreement and/or any of the Venture Agreements. Without limiting the foregoing, within thirty days of a written demand to meet to resolve such a dispute, senior management with the authority to negotiate and resolve the issues shall meet in the State of Hawaii or in some other mutually agreeable location to discuss the issues, from time to time during the forty-five day period following such demand (or longer if agreeable to the Venturers involved) as reasonably requested by any party involved, and such senior management will attempt to resolve the dispute.

7.2 Any such disputes relating to and/or arising out of this Foundry Venture Agreement and/or any of the Venture Agreements which cannot be so resolved will be decided exclusively by binding arbitration under procedures which ensure efficient and speedy resolution. Such an arbitration may be commenced by FabVen and/or any Venturer involved in the dispute (i) after the expiration of the forty-five day period following the written demand to meet to resolve the dispute pursuant to Paragraph 7.1 above, and/or (ii) at such earlier time as any Party involved repudiates and/or refuses to continue with its obligations to negotiate in good faith.

7.3 The arbitration hearing will be before a panel of three neutral, independent arbitrators. The arbitration hearing will be conducted in the State of Hawaii, and will be in the English language (with translations and interpretations as reasonable for the presentation of evidence and/or conduct of the arbitration).
 Notwithstanding anything to the contrary, any party may apply to any court of competent jurisdiction for interim injunctive relief as may be allowed under applicable law with respect to irreparable harm which cannot be avoided and/or compensated by such arbitration proceedings, without breach of this Paragraph 7 and without any abridgment of the powers of the arbitrators.

7.4 The arbitration will be conducted under the Rules of the Asia Pacific Arbitration Center. Notwithstanding anything to the
contrary:      (a)  the arbitrators will have no power to order
discovery; and
    (b) the arbitrators shall require pre-hearing exchange of documentary evidence to be relied upon by each of the respective parties in their respective cases in chief, and pre-hearing exchange of briefs, witness lists and summaries of expected testimony.

7.5 The arbitrators will make their decision in writing; and their decision will be binding upon the Venturers and FabVen and it may be entered by any court having jurisdiction.

8.  NOTICES
    All notices required or permitted to be given under this Foundry Venture Agreement and/or any of the Venture Agreements shall be in writing and be deemed as given when delivered, or in the case of airmail, four days after dispatch, and shall be addressed as follows and dispatched by personal delivery, by airmail letter in any post office in the U.S. or in Taiwan, or by facsimile:
If to Cirrus:  Cirrus Logic, Inc.  3100 West Warren Ave.  Fremont,
CA 94538  Attention: President  fax (408) 249-4210;   fon (408)
249-4594 If to UMC: United Microelectronics Corporation No. 13 Innovation Road I Science Based Industrial Park Hsin Chu City, Taiwan, R.O.C. Attention: John Hsuan, President fax (035)
774-767;    fon (035) 782-258  If to FabVen:     FabVen     No. 3
Li-Hsin Road     Science Based Industrial Park     Hsin Chu City,
Taiwan, R.O.C.     Attention:   President     fax (035)
;    fon (035)
Any Venturer and/or FabVen may at any time give written notice of a change of its address to the others.

9.       MISCELLANEOUS
9.1 No Party shall be liable to the others with respect to the failure or delay in the performance of any obligation under this Foundry Venture Agreement and/or any of the Venture Agreements for the time of and to the extent that such failure is caused by or the result of war, fire, flood, earthquake, acts of god or any causes beyond the reasonable control of the Venturers and/or FabVen.

9.2 No Party shall be liable to the others (i) for any special, incidental, indirect or consequential damages; (ii) for increased costs of obtaining substitute goods or services to the extent such increased costs are in excess of those amounts which such Party would have been entitled to receive for the goods and services involved had it properly performed; (iii) for loss of use, opportunity, market potential, and/or profit, on any theory (whether contract, tort, from third party claims or otherwise).

9.3 Except as expressly stated above and in Paragraphs 9.5 and/or
9.13 below and/or in the Venture Agreements, no Party makes any warranties or representations (express, implied or statutory), and there are no other warranties, representations, or indemnities, and THE PARTIES EXPRESSLY DISCLAIM ALL SUCH OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. Without limiting the foregoing, except as expressly stated in this Foundry Venture Agreement and/or in any of the Venture Agreements (these "Agreements"), there are no other representations and/or warranties concerning the subject matter of such Agreements, and/or relating to FabVen of any sort or manner, and each Party expressly agrees that it is not relying upon any such other representations and/or warranties. Each Party has consulted with counsel concerning such Agreements and FabVen, and enters into these Agreements with full advice and understanding and accepting the risks involved.

9.4 Notwithstanding anything to the contrary (whether in the Venture Agreements or elsewhere), nothing contained in this Foundry Venture Agreement, in the Venture Agreements, and/or in the FabVen Business Plan shall be or be construed as:
    (a) a warranty or representation as to the validity, utility, suitability or economic viability of this opportunity or of any intellectual property or technology except as expressly stated in paragraph 9.5 below, in Paragraph 9 of the Technology Transfer and License Agreement, and/or in Paragraphs 5 and/or 7 of the Foundry Capacity Agreement;
    (b) a warranty or representation that any manufacture, sales, use or other disposition of products to be manufactured by FabVen will be free from infringement of patents, utility models and/or design patents other than those under which licenses have been granted hereunder and/or except as expressly stated in paragraph

9.5 below, and/or in Paragraph 7 of the Foundry Capacity
Agreement;
    (c) a warranty or representation that FabVen will be successful, that FabVen will realize and/or fulfill any of its Business Plans, that FabVen will go public or return profit to the Parties, or that the Parties will recover their investments (for purposes of this Paragraph 9.4(c), any covenant or obligation in these Agreements shall not be eliminated and/or excluded by reason of it also being part of the FabVen Business Plan, nor shall this Paragraph 9.4(c) absolve FabVen from efforts required under these Agreements to implement the FabVen Business Plan);
    (d) conferring any right to the other Parties to use in advertising, publicity, or otherwise, any trademark, trade name or names of any Party, or any contraction, abbreviation or simulation thereof; and/or
    (e) conferring by implication, estoppel or otherwise, upon any Party any license or other right under any class or type of patent, utility model or design patent except the licenses and rights expressly granted under the Venture Agreements.

9.5 (a)       Each Venturer represents and warrants to the other
Venturers and to FabVen that all technology, processes, masks and other information transferred by that Venturer pursuant to the terms of this Foundry Venture Agreement and/or the Venture Agreements, and/or its respective foundry relationship with FabVen shall be free from any claims of infringement or violation of valid and enforceable trade secret, trademark, copyright, and/or mask work rights of others; and that Venturer shall defend, indemnify and hold the other Venturers and FabVen harmless from and against any claims to the contrary, provided however that such indemnifying Venturer shall receive (i) prompt written notification of any claim for which it is providing indemnification under this Paragraph 9.5, (ii) the right to assume, in a prompt fashion, sole control of the defense or settlement of such claim (provided that the indemnifying Venturer cannot commit any other Venturer and/or FabVen to the payment of sums), and (iii) reasonable assistance from the indemnified party or parties, at the indemnifying Venturer's request and expense and provided further that if the indemnifying Venturer assumes sole control of the defense of such claim, the indemnified party may, at its expense, participate in such defense.
    (b) FabVen represents and warrants to the Venturers that all technology, processes, masks and other information transferred by it (in products or otherwise) or used by it in any process employed in the fabrication of products pursuant to the terms of this Foundry Venture Agreement and/or the Venture Agreements, and/or under its respective foundry relationships with the Venturers shall be free from any claims of infringement or violation of valid and enforceable trade secret, trademark, copyright, and/or mask work rights of others; and FabVen shall defend, indemnify and hold the Venturers harmless from and against any claims to the contrary, provided however that FabVen shall receive (i) prompt written notification of any claim for which it is providing indemnification under this Paragraph 9.5, (ii) the right to assume, in a prompt fashion, sole control of the defense or settlement of such claim (provided that FabVen cannot commit any Venturer to the payment of sums), and (iii) reasonable assistance from the indemnified party or parties, at FabVen's request and expense, and provided further that if FabVen assumes sole control of the defense of such claim, the indemnified party may, at its expense, participate in such defense.

9.6 The obligations of the Parties under Paragraphs 1 to 5 above shall be subject to and conditioned upon funding of FabVen by the Venturers and upon approval of the formation of FabVen and of its operation at Module C by all required governmental authorities, including without limitation, the Science Based Industrial Park Administration, but the obligations under the other Paragraphs of this Agreement shall not be so conditioned. UMC shall cooperate with FabVen in securing such approvals within the time contemplated under the schedule of Attachment A. The obligations and responsibilities of the Venturers and FabVen under Paragraphs 6 to 9 shall survive the expiration and/or termination of this Foundry Venture Agreement.

9.7 (a)  For purposes of these Agreements, "Confidential
Information" shall mean:
      (i) any information disclosed by one party to another
pursuant to or in connection    with these Agreements which is in
written, graphic, machine readable or other tangible form and is marked confidential, proprietary, or in some other manner to
indicate its confidential nature;    and         (ii) any
information orally disclosed by one party to another pursuant to or in connection with these Agreements provided that such
information is designated as confidential    at the time of
disclosure and reduced to a writing delivered to the receiving
party within thirty    days of the oral disclosure and detailing
the confidential information involved.        (b)  Each party
shall treat as confidential all Confidential Information provided by any other party, shall not use or disclose such Confidential Information except as contemplated in these Agreements and then only subject to written confidentiality agreements at least as protective as those stated in this Foundry Venture Agreement. Without limiting the above, each party shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its confidential information of like importance and shall in no event use less than reasonable procedures and a reasonable degree of care. Notwithstanding the above, no party shall have obligations with respect to Confidential Information of any other party which:
    (i) Such party shows was generally known and available to the public at the time it was disclosed, or becomes generally known and available to the public through no fault of the receiver prior to the use and or disclosure of such information by the receiver;
    (ii) Such party shows was known to the receiver without obligation of confidentiality at the time of disclosure as shown by written evidence in existence at the time of disclosure;
    (iii)     Is disclosed with the prior written consent of the
discloser;
    (iv) Such party shows becomes known to the receiver without obligations of confidentiality; or
    (v) Is disclosed pursuant to the order or requirement of any court, agency, or other governmental body having jurisdiction; provided, however, that, prior to any such disclosure pursuant to paragraphs 9.7(b)(v) above, the Party seeking disclosure shall notify the others and take all reasonable actions in an effort to minimize the nature and extent of such disclosure.
    (c) Each party agrees that the terms of these Agreements and the FabVen Business Plan shall be treated as Confidential Information and not disclosed, provided however that any and all parties may disclose the terms and conditions of these Agreements and the FabVen Business Plan in confidence to its legal counsel, accountants, banks, and financing sources and their advisers, or pursuant to written confidentiality agreements having terms at least as restrictive as those this Paragraph 9.7 in connection with an actual or proposed merger or acquisition, and/or in connection with the enforcement of its rights under this Foundry Venture Agreement
    (d)  Notwithstanding anything to the contrary, and subject to
the exceptions of Paragraph 9.7(b):    (i)  any Confidential
Information disclosed to UMC by a Venturer which is marked "UMC only" (or similarly) may be used and disclosed by UMC solely in connection with preparing and submitting the FabVen Business Plan and applications for governmental approvals relating to FabVen but may not otherwise be disclosed by UMC to FabVen or to any
other Venturer;    (ii) any Confidential Information disclosed to
UMC and/or to FabVen which is marked as "FabVen Internal Only" may be disclosed by UMC to FabVen, but may not be disclosed by
FabVen to any other Venturer; and    (iii)     any Confidential
Information disclosed to a Venturer which is not marked "UMC
Only" and/or "FabVen Internal Only" (or similarly) may be
disclosed to FabVen and/or to any  Venturer.      (e)  Without
limiting the foregoing, in order to facilitate exchanges of Confidential Information amongst themselves, the Venturers contemplate they may negotiate and execute one or more mutually satisfactory non-disclosure agreements.
    (f) The obligations of this Paragraph 9.7 shall survive the expiration or termination of this Foundry Venture Agreement and the Venture Agreements for a period of three (3) years after the last of them to expire and/or terminate. In the event of any breach of this covenant, the Venturers and FabVen shall promptly discuss and cooperate in good faith with respect to measures to mitigate any harmful effect of such breach and with respect to possible compensation to the injured party.

9.8 This Foundry Venture Agreement and the Venture Agreements are written only in the English language, which language shall be controlling in all respects, and all versions in any other language shall be for accommodation only and shall not be binding upon the Venturers. All communications to be made or given pursuant to such Agreements shall be in the English language, except as may be required under applicable law.

9.9 This Foundry Venture Agreement and the Foundry Capacity Agreement and matters connected with performance under any one or more of them shall be interpreted and construed in all respects in accordance with the laws of the State of California, provided however that all matters connected with the purchase and formalities of stock and ownership interests in FabVen and the Technology Transfer and License Agreement shall be interpreted and construed in all respects in accordance with the laws of Taiwan, the Republic of China, all without regard to that body of law which pertains to conflicts and/or choice of law and excluding the UN Convention on Contracts for International Sales of Goods.

9.10 If any provision of this Foundry Venture Agreement and/or the Venture Agreements is held wholly or partially unenforceable for any reason, such unenforceability shall not affect the enforceability of the remaining provisions of such Agreements, and all provisions of such Agreements shall be construed so as to preserve enforceability.

9.11     (a)  The terms and conditions contained in the FabVen
Business Plan, this Foundry Venture Agreement and/or the Venture Agreements and the documents attached thereto (the "Plan and Agreements") shall supersede all previous communications, understandings, representations and/or agreements, oral and/or written, between the Venturers with respect to the subject matter hereof;
         (b) There are no other such agreements, understandings and/or writings except as stated above;
         (c) No agreement or understanding varying, modifying or extending the terms and/or conditions of such Plan and Agreements, nor any custom, practice, course of dealing or conduct of the parties, shall be binding upon any Venturer unless in writing and signed by a duly authorized officer or representative of each Party to be bound; provided however that a Venturer and FabVen may agree to ordering procedures which are established by them pursuant to mutual agreement; and
         (d) Except as expressly allowed under this Foundry Venture Agreement, no party may transfer or assign its rights or delegate its duties under this Agreement, except with the written consent of all the Parties to the agreement involved.

9.12 No licenses, other than the licenses expressly granted under these Agreements, are granted under these Agreements, by implication, estoppel or otherwise. Nothing in these Agreements shall be construed as conferring any license, right to use or other right with respect to any trademark or trade name of any party. Each party may make reasonable reference by name to any other party provided that the written consent of that other has been obtained in advance.

9.13 (a) The failure of any party to enforce, or the delay by any party in enforcing any of its rights under these Agreements shall not be deemed a waiver or a containing waiver of such rights or a modification of these Agreements, and such party may, within the time provided by applicable law, commence appropriate proceedings to enforce any and/or all such rights.
    (b) The section headings in these Agreements are for convenience only and do not define or limit nor shall they be used to construe the content of such sections.
    (c) Each party expressly represents and warrants that it is free to enter into these Agreements and that such party has not made and will not make any creations or commitments in conflict with the provisions of these Agreements, or which reasonably might interfere with the full and complete performance of such party's obligations under these Agreements. Each party further represents and warrants that these Agreements, and the performance of its respective obligations under these Agreements, and the consummation of the transactions contemplated under these Agreements have been duly authorized and approved by all necessary action, and all necessary consents or permits have been obtained, and neither the execution of these Agreements nor the performance of the party's respective obligations under these agreements will violate any term or provision of any valid contract or agreement to which such party is subject and/or by which such party is bound. No further actions or consents are necessary to make these Agreements valid binding contracts, enforceable against the respective parties in accordance with their terms.

9.14 Nothing in this Foundry Venture Agreement and/or in the Venture Agreements shall be deemed to create a general or limited partnership or an agency relationship between the Venturers and/or FabVen, and the Venturers and FabVen are independent companies. The Venturers intend to become shareholders of FabVen and thereafter purchase products manufactured from FabVen in an arm's length vendor-purchaser relationship, and, in the case of FabVen and UMC, in an arm's length vendor-purchaser, lessor-lessee, and licensor-licensee relationship. No party shall be entitled to act on behalf of and/or to bind any one or more of the others.

9.15 The Venturers will cause FabVen to execute promptly after its formation the Foundry Capacity Agreement, Technology Transfer and License Agreement, and this Foundry Venture Agreement, to confirm FabVen's agreement to abide by the terms in such agreements which are binding upon FabVen.

IN WITNESS WHEREOF, the Venturers have caused this Foundry Venture Agreement to be signed below by their respective duly authorized officers.


Cirrus Logic, Inc.
_____/s/ Michael Hackworth__________ Michael Hackworth, President


UNITED MICROELECTRONICS CORPORATION
_____/s/ John Hsuan__________________ John Hsuan, President

ACCORDING TO SECTION 232.304 OF REGULATION S-T, THE FOLLOWING NARRATIVE DESCRIPTIONS REPRESENT A GOOD-FAITH EFFORT TO FAIRLY AND ACCURATELY DESCRIBE THE FOUR GRAPHICAL IMAGES ATTACHED TO THE PAPER FORMAT OF THIS AGREEMENT:
"JV FAB BUILDING-UP SCHEDULE" This graphical image represents the project schedule for building up the new fabrication facility and for producing wafers from this facility. The time-line represented in the graphical image begins at August 1995 and ends at December 1997. The milestones represented on this graphical image are the following: "Establish Company," "The New Fab Building Construction, "Facility Installation," "Clean Room Installation," "Equipment Ordering," "Equipment Installation," "Pilot Wafer Start," and "Production Ramp-up Start." The time-lines for each milestone are confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.
"PRODUCTION RAMP-UP SCHEDULE" This line graph represents the projected wafer output versus time for the new venture. The abscissa of the line graph represents time, beginning at July 1997 and ending at January 2000. The ordinate of the line graph represents wafer output of the new venture. Therefore, the line graph represents the projected wafer output of the new venture versus time. The values on the ordinate are confidential information for which Confidential Treatment has been requested.

The values of the line graph also are confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.
"TECHNOLOGY ROAD MAP" This graphical image represents the project schedule for decreasing the production line-widths of the new fabrication facility. The time-line represented in the graphical image begins at the first quarter of 1997 and ends at the fourth quarter of 1998. The major milestones represented on this graphical image are the following: "0.4 to 0.5 micrometers," "0.35 micrometers," and "0.25 to 0.3 micrometers." The minor milestones under each major milestone represent different process technologies projected for each line-width under the new venture; and each is confidential information for which Confidential Treatment has been requested. The time-lines for each milestone are also confidential information for which Confidential Treatment has been requested. Confidential portions omitted have been filed with the Commission.
"FABRICATION FACILITY LAYOUT" This graphical image represents the plat of the research park in which the new fabrication facility is located. The plat is written in Chinese. In English, the plat shows the location of Modules C and D with respect to two major roads and with respect to each other.